EXHIBIT 99.1

For Immediate Release

C&F FINANCIAL CORPORATION

Wednesday, May 18, 2005

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation Announces

Quarterly Dividend

West Point, VA — The directors of C&F Financial Corporation (NASDAQ:CFFI) declared a cash dividend at their May board meeting. A regular dividend of $.24 per share is payable July 1, 2005 to shareholders of record on June 15, 2005.

On May 13, 2005, the company announced that it is seeking to purchase up to 180,000 shares of its common stock at a price of $41.00 net per share. All shareholders of record as of June 15, 2005 will be entitled to receive the dividend payable July 1, 2005 regardless of whether shares have been tendered pursuant to the offer to purchase shares.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage, title and settlement services through C&F Mortgage Corporation’s 17 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

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